Exhibit 99.1

Property Solutions Worldwide	Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 Janice.McDill@grubb-ellis.com
Grubb & Ellis Company Reports Fiscal 2006
and Fourth Quarter Results
Company Successfully Executes First Year of Five-Year Growth Strategy
CHICAGO (Aug. 30, 2006) — Grubb & Ellis Company (NYSE: GBE), a leading provider of integrated real estate services, today reported fiscal 2006 revenue of $490.1 million, an increase of 5.7 percent from revenue of $463.5 million in the year ago period. For the fourth fiscal quarter of 2006, revenue was $119.6 million, up 4.1 percent from $114.8 million in the fourth quarter of 2005. Fiscal 2006 net income was $4.9 million, or $0.40 per diluted share, compared with $12.4 million, or $0.81 per share, in fiscal 2005. Net income for the 2006 fourth fiscal quarter was $0.5 million, or $0.05 per diluted share, compared with $5.3 million, or $0.34 per diluted share, in last year’s fiscal fourth quarter.
     “We are executing on a five-year growth strategy to build a high-performance global real estate services organization that puts the needs of its clients first. We have successfully executed the first year of the plan, which was dedicated to investing in top talent, launching new businesses, building our senior management team and enhancing our capital structure,” said Mark E. Rose, Chief Executive Officer of Grubb & Ellis Company.
     “Grubb & Ellis has a strong brand, an extensive footprint and a reputation in the industry for superior client service. Our entire team is committed to improving the company’s margins in order to bring them more in line with our competitors, and I believe we are on the right track to accomplish this goal over the long term,” Rose continued, adding, “Our foundation is in place, and our strategy continues to be focused on filling in our service and market gaps, which will drive revenue growth and returns.”
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Fiscal Year 2006 Highlights
•	Created national project management group to expand service offerings to corporate clients
•	Launched Grubb & Ellis Realty Advisors, creating a vehicle for future investment management business, which is a key strategic component of the Company’s growth strategy
•	Recruited new leadership for the New York and Washington, D.C. offices, two strategic growth markets
•	Added 14 client relationship managers to enhance cross selling of services
•	Broker headcount increased by approximately 10 percent year-over-year, from 825 to 906
•	Embarked on a broker productivity program that began to show results in the fourth quarter
•	Relocated corporate headquarters to Class A building in Chicago’s financial district and New York office to prominent Midtown location
•	Repurchased 5.86 million common shares in a privately negotiated transaction at $4 per share
•	Increased credit facility to $100 million, improving financial flexibility and providing funding for growth initiatives
•	Listed on the New York Stock Exchange
     In addition, on July 6, 2006, the Company closed a public offering of an aggregate of 10 million shares of the Company’s common stock at a price of $9.50 per share. Five million shares were sold by Grubb & Ellis and the Company’s largest stockholder, Kojaian Ventures, L.L.C., sold five million shares. The gross proceeds to the Company were $44.4 million, net of discounts and commissions.
     “Driving revenue through the addition of top talent and the introduction of new value-added services leverages the Company’s strong brand name and existing platform,” said Shelby Sherard, Executive Vice President and Chief Financial Officer. “As we continue to invest in new growth initiatives that align with our strategy, our goal will be to further drive operating efficiencies through continued financial discipline and a focus on increased productivity.”
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Financial Results
     EBITDA (earnings before interest, taxes, depreciation & amortization) was $16.5 million in fiscal year 2006, compared with $20.1 million in the previous year. EBITDA was $5.5 million in the fourth quarter, compared with $6.8 million in the year earlier period. As anticipated, the lower year-over-year and quarter-over-quarter net income and EBITDA results were due primarily to the Company’s investment in its growth initiatives during fiscal 2006. These investments in fiscal 2006 included in excess of $5.0 million associated with the pursuit and implementation of identified strategic initiatives, including recruiting new management for Grubb & Ellis’ New York and Washington, D.C., offices, enhancing the brokerage sales force, investing in client relationship managers to drive cross-selling, establishing investment management and project management businesses, and relocating both the Company’s worldwide headquarters to downtown Chicago and its New York office.
     Quarterly financial performance was impacted by a one-time write-off of unamortized deferred financing fees of $0.9 million related to the Company’s previous credit facility. The Company recognized an income tax provision of $2.5 million in fiscal 2006, compared with a benefit of $0.2 million in fiscal 2005, primarily a result of a $5.2 million reduction in the valuation allowance related to its deferred tax assets in fiscal 2005, compared with a $1.7 million reduction in fiscal 2006.
     Cost of services, which are variable in nature, totaled 74.8 percent of revenue in fiscal year 2006, compared with 74.4 percent in fiscal 2005. In the fourth quarter, these costs were 72.6 percent of total revenue, down from 74.0 percent in the year earlier period. These costs primarily are comprised of transaction commission expenses, which are incurred as a percentage of the related transaction revenue, and reimbursable salaries, wages and benefits that are fully offset by management services fees received from Grubb & Ellis clients. In December 2005, the Company implemented a program to increase broker productivity. As part of this program, the Company saw an overall decline in transaction commission expenses, as a percentage of transaction services fees, in the fourth quarter of 2006, compared with the year earlier period.
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     General and administrative costs, including salaries and wages, were $114.9 million in fiscal year 2006, compared with $104.1 million in fiscal 2005. Salaries and wages increased 9.2 percent in fiscal 2006, driven by the Company’s growth strategy and investment in key professionals to build and expand strategic offices and core services. In the fourth quarter, general and administrative costs totaled $29.9 million, up from $24.5 million reported during the fourth quarter of 2005, driven by continued investment and the previously mentioned unamortized financing fees.
Transaction Services
     Transaction Services fees, including commission, valuation and consulting revenue, improved 10.4 percent to $295.7 million in fiscal year 2006, from $267.8 million in fiscal 2005. For the fourth fiscal quarter, fees totaled $70.9 million, compared with $65.9 million in the year earlier period. The year-over-year increase was driven by continued strong investment sales activity as well as gains in office and retail leasing.
Management Services
     Management Services fees include reimbursed salaries, wages and benefits, and fees from property management and facilities outsourcing services, along with business services fees. Fiscal year 2006 fees totaled $194.4 million, compared with $195.7 million in fiscal 2005. Revenue was $48.7 million in the fourth quarter, from $48.9 million in the fourth quarter of 2005. Despite the lower revenue, the segment is focused on improving the quality of its management portfolio by cross-selling its services to existing clients and focusing on higher margin business.
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Outlook
     “Our extensive market coverage, brand recognition and deep client relationships put us in a strong competitive position going forward,” Rose said. “As we adapt our Company and continue to invest in our platform and service offerings to meet the evolving needs of the marketplace, we will not lose sight of our core tenets of providing exceptional service, operational expertise and comprehensive, integrated solutions for our clients. We begin fiscal 2007 in a strong position to build on our extensive platform and brand recognition, which we will leverage to further drive revenue, earnings and cash flow growth in the future.”
Please note: The Company’s 10-million-share equity offering priced on June 29, 2006, but closed on July 6, after the end of the reporting period. Therefore, the GAAP financial implications of the offering as well as the exchange of the Company’s Series A-1 Preferred Stock will be reflected in the financial results for the first fiscal quarter ended Sept. 30, 2006. The Company exchanged all 11,725 shares of Series A-1 Preferred Stock for 11,173,925 shares of common stock, the common stock equivalent that the Series A-1 Preferred Stock was entitled to receive upon liquidation, merger, consolidation, sale or change in control. The exchange included a payment of approximately $10.1 million, or $0.90 per share, of the common stock issued in the exchange.
Conference Call & Webcast
     The company’s fourth quarter and fiscal year 2006 earnings conference call will be held today at 10 a.m. CT. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.grubb-ellis.com. The direct dial-in number for the conference call is 1.800.659.2037 for domestic callers and 1.617.614.2713 for international callers. The conference call ID number is 56868734. An audio replay will be available beginning today at 12 p.m. CT until 6 p.m. CT on Wed., Sept. 13, and can be accessed by dialing: 888.286.8010, and entering conference call ID 99594653. In addition, the conference call audio will be archived on the company’s Web site following the call.
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Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with its global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at http://www.grubb-ellis.com.
Forward-looking Statement
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities, new hires, results of operation, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally;(ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 28, 2006 and the Company’s quarterly reports on Form 10-Q for the three month periods ended March 31, 2006, December 31, 2005 and September 30, 2005, and in the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2005, filed with the SEC.
Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (GAAP) included within this press release, Grubb & Ellis has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Grubb & Ellis may not be comparable to similarly titled measures reported by other companies.
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GRUBB & ELLIS COMPANY
Condensed Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2006	2005	2006	2005
Services revenue:
Transaction fees	$70,855	$65,893	$295,711	$267,810
Management fees	48,721	48,944	194,416	195,725

Total services revenue	119,576	114,837	490,127	463,535

Costs of services:
Transaction commissions	41,735	40,060	185,587	165,615
Reimbursable salaries, wages and benefits	34,136	34,887	143,537	142,771
Salaries, wages, benefits and other direct costs	10,955	10,051	37,364	36,672

Total costs of services	86,826	84,998	366,488	345,058
General and administrative costs:
Salaries, wages and benefits	15,132	12,958	58,463	53,562
Selling, general and administrative	12,078	10,087	48,700	44,806
Depreciation and amortization	2,658	1,440	7,748	5,742

Total costs	116,694	109,483	481,399	449,168

Operating income	2,882	5,354	8,728	14,367
Other income and expenses
Interest income	157	155	1,007	406
Interest expense	(846)	(486)	(2,530)	(1,658)

Income before income taxes	2,193	5,023	7,205	13,115
Income tax benefit (provision)	(1,893)	227	(2,487)	152

Net income before minority joint venture interest	300	5,250	4,718	13,267
Minority joint venture interest	193	—	193	—

Net income	493	5,250	4,911	13,267
Preferred stock dividends accrued	—	—	—	(889)

Net income to common stockholders	$493	$5,250	$4,911	$12,378

Earnings per share — diluted	$0.05	$0.34	$0.40	0.81

Weighted average shares outstanding (diluted)	9,961	15,282	12,314	15,222

Net income	$493	$5,250	$4,911	$13,267
Depreciation and amortization	2,658	1,440	7,748	5,742
Interest, net	689	331	1,523	1,252
Income tax (benefit) provision	1,893	(227)	2,487	(152)
Minority joint venture interest	(193)	—	(193)	—

EBITDA[1]	$5,540	$6,794	$16,476	$20,109

1.	EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA is relevant because it assists investors in evaluating the Company’s ability to service its debt by providing a commonly used measure of cash available to pay interest. EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP), as an indicator of operating performance or a measure of liquidity. EBITDA also facilitates comparison of the Company’s results of operations with those companies having different capital structures. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to the Company’s EBITDA.

GRUBB & ELLIS COMPANY
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	June 30,
	2006	2005
Assets

Cash and cash equivalents	$16,613	$26,415
Services fees receivable, net	12,528	9,339
Other receivables	5,185	2,509
Professional service contracts, net	3,914	2,170
Prepaid and other current assets	3,442	2,656
Deferred tax assets, net	1,182	3,500

Total current assets	42,864	46,589

Equipment, software and leasehold improvements, net	9,908	8,189
Goodwill, net	24,763	24,763
Equity method investment	2,945	—
Professional service contracts, net	6,028	2,290
Other assets	7,715	2,789

Total assets	$94,223	$84,620

Liabilities and Stockholders’ Equity

Accounts payable	$4,112	$4,218
Commissions payable	6,699	6,282
Accrued compensation and employee benefits	11,931	11,433
Other accrued expenses	11,600	6,562

Total current liabilities	34,342	28,495

Credit facility debt	40,000	25,000
Accrued claims and settlements	4,396	4,972
Other liabilities	3,759	1,656

Total liabilities	82,497	60,123

Total stockholders’ equity	11,726	24,497

Total liabilities and stockholders’ equity	$94,223	$84,620